Exhibit 99.1

United Continental Holdings, Inc. Announces Call for

Optional Redemption of 4.50% Senior Limited-

Subordination Convertible Notes Due 2021

CHICAGO, Jan. 10, 2014 – United Continental Holdings, Inc. (NYSE: UAL) today announced that it is notifying holders of the $155,640,000 outstanding principal amount of its 4.50 percent Senior Limited-Subordination Convertible Notes due 2021 (the “Notes”) that it has elected to effect an optional redemption of all of the outstanding Notes on Feb. 10, 2014 (the “Redemption Date”). On the Redemption Date, United Continental Holdings, Inc. (the “Company”) will redeem the entire outstanding principal amount of the Notes, at a price in cash equal to 100 percent of the principal amount of such Notes, plus accrued and unpaid interest thereon to but not including the Redemption Date.

The Notes are convertible into shares of the Company’s common stock. The current conversion rate of the Notes is 30.6419 shares of common stock per $1,000 principal amount of the Notes, and the conversion price is $32.64. Per the terms and conditions of the indenture and the Notes, holders will retain the right to convert their Notes (or portions thereof) into the Company’s common stock until 5 p.m. (New York City time) on Feb. 6, 2014, which is the second business day prior to the Redemption Date.

The paying agent and conversion agent for the Notes is The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations, 2 N. La Salle Street, Suite 1020, Chicago, IL 60602, Attention: Mr. Dan Donovan, Phone: (312) 827-8547, Fax: (312) 827-8542, Email: dan.donovan@bnymellon.com.

About United

United Airlines and United Express operate an average of more than 5,300 flights a day to more than 360 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom, economy-class seating than any airline in North America. In 2013, United became the first U.S.-based

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United Continental Holdings, Inc. Announces Call for Optional Redemption of 4.50% Senior

Limited-Subordination Convertible Notes Due 2021 / Page 2

international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on more than 200 aircraft, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has made large-scale investments in its fleet. Business Traveler magazine awarded United Best Airline for North American Travel for 2013, and readers of Global Traveler magazine have voted United’s MileagePlus program the Best Frequent-Flyer Program for 10 consecutive years. According to the 4th annual Switchfly Reward Seat Availability Survey published by IdeaWorksCompany in May 2013, United has the most saver-style award-seat availability among the largest U.S. global airlines. Air Transport World named United as the Eco-Aviation Airline of the Year Gold Winner in 2013. United is a founding member of Star Alliance, which provides service to 195 countries via 28 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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